CST Brands, Inc. Reports First Quarter 2017 Results

•	First Quarter Highlights:

◦	First Quarter 2017 Net Income of $3 million, or $0.04 per diluted share. Excluding certain merger-related items discussed below, Net Income was $12 million or $0.15 per diluted share

◦	Canadian Merchandise and Services Gross Profit increased 11% with Same Store Merchandise and Services Sales Per Site Per Day increasing 4% in the First Quarter 2017 when compared to First Quarter 2016

◦	U.S. Merchandise and Services Gross Profit increased 1% with Operating Expenses declining 1% or $1 million in the First Quarter 2017 when compared to the same period in 2016

◦	Opened a total of 13 New-to-Industry stores in the U.S. in the First Quarter 2017

San Antonio, Texas, May 8, 2017 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the first quarter ended March 31, 2017.
Kim Lubel, Chairman and CEO of CST Brands said, “As we anticipate the completion of the merger with Circle K Stores, Inc., a wholly-owned subsidiary of Alimentation Couche-Tard Inc., I am proud of what our team has accomplished since becoming a public company four years ago.  Since 2013, we have opened 165 new stores in the U.S. and Canada, made several key acquisitions to further support our organic growth strategy, and amplified our proprietary fresh food and private label choices inside our stores. Above all, we grew shareholder value by increasing the stock price of CST by 60% over our four years of operations, with the pending merger with Circle K expected to close in the second quarter.”
First Quarter Results
For the three month period ended March 31, 2017, the Company reported net income of $3 million, or $0.04 per diluted share compared to net income of $19 million, or $0.24 per diluted share, for the same period in 2016. The decline in net income was primarily attributable to a decline in motor fuel gross profit in the U.S., which was partially offset by an increase in merchandise and services gross profit in both the U.S. and Canada and an increase in motor fuel gross profit in Canada. Impacting net income for the first quarter of 2017 is approximately $9 million, net of tax, of merger-related fees. For the three month period ended March 31, 2016, included in net income are acquisition expenses, legal expenses and professional fees of $3 million, net of tax, and a gain on the sale of assets of $1 million, net of tax. Excluding these items, net income would have been approximately $12 million, or $0.15 per diluted share, and $21 million, or $0.27 per diluted share for the three month periods ended March 31, 2017 and 2016, respectively (Non-GAAP measures, including EBITDA, Adjusted Net Income and Adjusted Net Income Per Share, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Motor fuel gross profit in the U.S. for the first quarter of 2017 was $58 million versus $75 million in the same quarter of 2016. This represented a decline of 23%, as the Company experienced weaker fuel margins in the first quarter of 2017 when compared to the first quarter of 2016. The decline in motor fuel gross profit was primarily attributable to a decrease in motor fuel gross profit, on a per gallon basis (“cents per gallon” or “CPG”), decreasing from 15.4 CPG in the first quarter of 2016 to 12.1 CPG in the first quarter of 2017. This was the result of higher wholesale motor fuel prices. The decline in fuel margins was partially offset by a 1% increase in total motor fuel gallons sold, resulting from the Company’s expanded core network. This volume increase was achieved despite the divestment of stores in California and Wyoming that was completed during the third quarter 2016. Core same store motor fuel sales, on a gallons per store per day basis, declined 3% during the first quarter of 2017, primarily as a reflection of softer demand due to economic conditions in certain areas where the Company operates and a slight increase in the average retail price of motor fuel per gallon compared to the same period of last year.

U.S. merchandise and services gross profit increased 1% when compared to the first quarter of 2016, primarily driven by an overall increase in merchandise and services sales and gross profits in the Company’s U.S. core and New-to-Industry (“NTI”) store sales, aided by acquisition and organic growth. Core same store merchandise and services sales per store per day declined 2% during the first quarter of 2017, due to a decrease in customer count comparison, primarily early in the quarter when compared to the high customer count created by a record setting lotto jackpot in early 2016.
In Canada, the Company reported a strong quarter with total gross profit of $94 million compared to $83 million for the first quarter of 2016, representing an increase of 13%. Motor fuel gross profit increased $9 million or 20% when compared to the first quarter of 2016. The improvement in motor fuel gross profit was driven by increases in motor fuel gross margin across the Company's Canadian retail sites and in volume at the company operated and Cardlock network, which the Company believes is reflective of solid economic indicators in the Quebec and Ontario markets. On a same-store basis, motor fuel gallons, on a per site per day basis, increased 2% when compared to the first quarter of 2016.
Canadian merchandise and services gross profit increased $2 million or 11% when compared to the first quarter of 2016. The increase in merchandise and services gross profit was driven by an increase in store customer count as well as an increase in the network’s car wash business. On a same-store basis, merchandise and services sales per site per day increased 4% when compared to the first quarter of 2016.
Liquidity and Capital Resources
For the three months ended March 31, 2017, cash flow provided by operating activities totaled $48 million. Cash flow used in investing activities was $38 million, primarily related to capital expenditures. Total capital expenditures, excluding acquisitions, for the three months ended March 31, 2017 and 2016 were $40 million and $63 million, respectively. Cash flow provided by financing activities was $30 million, including net proceeds on CST Brands' revolving credit facility of $45 million and payments of $19 million on CST Brands' term loan. Additionally, there was no effect of foreign currency translation to cash. Overall, cash increased by $40 million. Cash, as of March 31, 2017, was $176 million.
As of May 4, 2017, approximately $89 million was available for future borrowings under CST Brands’ revolving credit facility.
Basis of Presentation
The CST Brands Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s 20.2% interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ March 31, 2017 Form 10-Q.
Withdrawal of Guidance and Conference Call
As previously reported, on August 21, 2016, CST Brands entered into an Agreement and Plan of Merger with Circle K Stores Inc., a Texas corporation (“Circle K”). Under the terms of the merger agreement, CST will be merged with a subsidiary of Circle K. Circle K is a wholly owned subsidiary of Alimentation Couche-Tard Inc. CST stockholders have approved the merger agreement. The closing of the merger remains subject to the receipt of regulatory approvals. CST and Couche-Tard have been continuing to work cooperatively with regulators in their review of the merger and, based on what CST considers to be the substantial progress made to date, while there can be no assurances as to timing, CST continues to expect that it will meet the previously stated goal of completing the merger during the current CST calendar quarter (i.e. on or before June 30, 2017).
In light of the pending merger, CST will not be issuing financial guidance regarding the Company’s projected financial performance and will not be hosting a first quarter earnings conference call.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating revenues	$2,367	$2,034
Cost of sales	2,071	1,734
Gross profit	296	300
Operating expenses:
Operating expenses	196	193
General and administrative expenses	44	39
Depreciation, amortization and accretion expense	42	39
Total operating expenses	282	271
Gain on the sale of assets, net	—	1
Operating income	14	30
Other income, net	3	11
Interest expense	(11)	(11)
Equity in earnings (loss) of CrossAmerica	(1)	(1)
Income before income tax expense	5	29
Income tax expense	2	10
Net income	$3	$19

Earnings per common share
Basic earnings per common share	$0.04	$0.24
Weighted-average common shares outstanding (in thousands)	75,813	75,498
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.04	$0.24
Weighted-average common shares outstanding - assuming dilution (in thousands)	76,468	75,965

Dividends declared per common share	$—	$0.0625
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s 20.2% interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2017	2016
Operating revenues:
Motor fuel	$1,121	$946
Merchandise and services(a)	424	413
Other(b)	1	1
Total operating revenues	$1,546	$1,360
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$63	$80
Motor fuel–amounts attributable to CrossAmerica	(5)	(5)
Motor fuel–after amounts attributable to CrossAmerica	58	75
Merchandise and services(a)	143	141
Other(b)	1	1
Total gross profit	202	217
Operating expenses:
Operating expenses	141	142
Depreciation, amortization and accretion expense	33	29
Total operating expenses	174	171
Operating income	$28	$46

Core store operating statistics:(c)
End of period core stores	1,179	1,054
Motor fuel sales (gallons per store per day)	4,867	5,054
Motor fuel sales (per store per day)	$10,539	$8,927

Motor fuel gross profit per gallon, net of credit card fees	$0.121	$0.154
CST Fuel Supply wholesale profit attributable to CrossAmerica(e)	(0.009)	(0.009)
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.112	$0.145

Merchandise and services sales (per store per day)(a)	$4,012	$3,872
Merchandise and services gross profit percentage, net of credit card fees(a)	33.9%	34.1%

U.S. Retail (continued)	Three Months Ended March 31,
	2017	2016
Company-operated retail stores:
Beginning of period	1,167	1,049
NTIs opened	13	6
Acquisitions	—	165
Closed or divested	(1)	(1)
End of period	1,179	1,219
End of period non-core retail stores	—	165
End of period core retail stores(c)	1,179	1,054

Core store same-store information(c),(f):
Company operated retail sites(g)	964	964
NTIs included in core same-store information(f)	107	107
Motor fuel sales (gallons per store per day)	4,783	4,948
Merchandise and services sales (per store per day)(a)	$3,915	$4,013
Merchandise and services gross profit percent, net of credit card fees(a)	33.9%	34.1%
Merchandise and services sales, ex. cigarettes (per store per day)(a)	$2,885	$2,959
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	40.0%	40.3%
Merchandise and services gross profit dollars(a)	$115	$120
Notes to U.S. Retail Segment Results

(a)	Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and ATM fees.

(b)	Primarily consists of rental income.

(c)
Represents the portfolio of core retail stores and excludes recently acquired retail stores that are being integrated or are under performance evaluation to determine if they are: (a) to be fully integrated into the existing core retail operations of CST, (b) to be converted into a dealer operated site, or (c) other strategic alternatives, including divestiture or longer term operation by CrossAmerica. All NTIs are core stores and, accordingly, are included in the core system operating statistics. For the period of February 1 to March 31, 2016, Flash Foods stores were classified as non-core. Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core-store operations. Accordingly, their operations are excluded from the core system operating statistics for the first quarter of 2016.

(d)	Includes $0.05 per gallon of wholesale fuel distribution profit.

(e)
CrossAmerica owns a 17.5% limited partner equity interest in CST Fuel Supply, which is the sole owner of CST Marketing & Supply, which distributes motor fuel to our retail operations at a net $0.05 per gallon margin. A separate entity, Fuel South LLC, distributes motor fuel to the Flash Foods retail operations.

(f)
The same-store information consists of aggregated individual store results for all stores in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same-store metrics when they meet this criteria.

(g)	Includes 6 retail sites that do not sell motor fuel, which were acquired in the Nice N Easy acquisition.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2017	2016
Operating revenues:
Motor fuel	$650	$530
Merchandise and services(a)	63	57
Other(b)	108	87
Total operating revenues	$821	$674
Gross profit:
Motor fuel	$54	$45
Merchandise and services(a)	21	19
Other(b)	19	19
Total gross profit	94	83
Operating expenses:
Operating expenses	55	51
Depreciation, amortization and accretion expense	9	10
Total operating expenses	64	61
Gain on sale of assets, net	—	1
Operating income	$30	$23

Total retail sites (end of period):
Company operated retail sites (fuel and merchandise)	314	306
Commission sites (fuel only)	499	495
Cardlock (fuel only)	72	72
Total retail sites (end of period)	885	873

Average retail sites during the period:
Company operated retail sites (fuel and merchandise)	314	305
Commission sites (fuel only)	499	494
Cardlock (fuel only)	72	72
Average retail sites during the period	885	871

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,001	2,940
Motor fuel sales (per site per day)	$8,165	$6,687
Motor fuel gross profit per gallon, net of credit card fees	$0.226	$0.194

Company operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,207	$2,071
Merchandise and services gross profit percentage, net credit card fees(a)	32.9%	32.9%

Canadian Retail (continued)	Three Months Ended March 31,
Company-operated statistics(c)	2017	2016
Retail sites:
Beginning of period	314	303
NTIs opened	—	2
Conversions, net(d)	2	1
Closed or divested	(2)	—
End of period	314	306

Average foreign exchange rate for $1 CAD to USD	0.75348	0.73635

Same store information ($ amounts in CAD):(e),(f)
Company-operated retail sites	298	298
NTIs included in same store information	44	44
Motor fuel sales (gallons per site per day)	3,278	3,225
Merchandise and services sales (per site per day)(a)	$2,954	$2,851
Merchandise and services gross profit percent, net of credit card fees(a)	33.0%	32.9%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,614	$1,542
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	46.3%	44.7%
Merchandise and services gross profit dollars(a)	$26	$25

Commission agent and dealer statistics(c)
Retail sites:
Beginning of period	498	494
New dealers	2	3
Conversions, net(d)	—	(1)
Closed or de-branded	(1)	(1)
End of period	499	495

Same Site Information(f):
Commission agent and dealer retail sites	475	475
Motor fuel sales (gallons per site per day)	2,403	2,432
Notes to Canadian Retail Segment Results

(a)	Includes the results from car wash sales, commissions from lottery and ATM fees.

(b)	Primarily consists of our business and home energy operations.

(c)
Company operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent and dealer sites. We do not currently distinguish between core and non-core stores in our Canadian Retail segment. All sites in our Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission sites to company-owned and operated or vice versa. Changes in classification result when we either take over the operations of commission sites or convert an existing company-owned and operated store to commission sites.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same-store and same-site information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same-store metrics when they meet this criteria.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted net income and adjusted earnings per share remove certain discrete items from the U.S. GAAP calculation that did not occur during both periods being compared. The Company believes that EBITDA, EBITDAR, adjusted net income and adjusted earnings per share are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the Company's business on a consistent basis by excluding the impact of items not directly resulting from its retail operations and certain discrete items that did not occur in both periods being compared; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income and diluted earnings per share as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA and EBITDAR for the three months ended March 31, 2017 and 2016 and adjusted net income and adjusted diluted earnings per common share for the three months ended March 31, 2017 and 2016 (in millions except per share data or as otherwise noted):

	Three Months Ended March 31,
	2017	2016
EBITDA and EBITDAR:
CST net income(a)	$3	$19
Interest expense	11	11
Income tax expense	2	10
Depreciation, amortization and accretion	42	39
EBITDA	58	79
Minimum rent expense(b)	11	11
EBITDAR	$69	$90

CST net income	$3	$19
Gain on sale of assets	—	(1)
Merger, acquisition and discrete professional fees	13	4
Severance	—	1
Tax benefit	(4)	(2)
Adjusted net income	$12	$21

Diluted earnings per common share	$0.04	$0.24
Gain on sale of assets	—	(0.01)
Merger, acquisition and discrete professional fees	0.16	0.05
Severance	—	0.01
Tax benefit	(0.05)	(0.02)
Diluted earnings per common share - adjusted	$0.15	$0.27

Weighted-average common shares outstanding - assuming dilution (in thousands)	76,468	75,965

(a)
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s 20.2% interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica.

(b)	Minimum rent expense is defined in the CST Credit Facility as rent expense accrued during the period in accordance with U.S. GAAP, less contingent rentals.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and prepared fresh food. In the U.S., Corner Stores, Nice N Easy Grocery Shoppes, and Flash Foods stores proudly sell a broad offering of branded and unbranded fuel and proprietary baked goods and fresh food, packaged private label products, U Force energy and sport drinks, Freestyle soft drinks and signature ICEE drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee, proprietary baked goods and fresh food and private label packaged goods. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com
Contacts

Investors:	Randy Palmer, Executive Director – Investor Relations, 210-692-2160

Media:	Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements made in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the companies’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as their pricing and merchandising strategies and their anticipated impact and intentions with respect to the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to existing stores. These forward-looking statements are based on the companies’ current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.
The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement in a timely manner or at all, including failure to receive necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (3) the risk of not fully realizing expected synergies in the timeframe expected or at all; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs, result in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of such transactions; and (5) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.
Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the actual operating results of new or acquired stores; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; unanticipated legal and other expenses, and other risk factors described in the company's Definitive Proxy Statement, filed with the SEC on October 11, 2016, the Company's latest Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and other reports and documents the Company files with the SEC. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.